Exhibit 3.1

ARTICLES OF INCORPORATION
OF
BEACH FIRST NATIONAL BANCSHARES, INC.

ARTICLE ONE
NAME

        The name of the corporation is Beach First National Bancshares, Inc. (the “Corporation”).

ARTICLE TWO
ADDRESS AND REGISTERED AGENT

        The street address of the initial registered office of the Corporation shall be 1601 Glens Bay Road, Myrtle Beach, South Carolina 29577. The name of the Corporation’s initial registered agent at such address shall be Raymond E. Cleary III.

ARTICLE THREE
CAPITALIZATION

        The Corporation shall have the authority, exercisable by its board of directors (the “Board of Directors”), to issue up to 10,000,000 shares of voting common stock, par value $1.00 per share (the “Common Stock”).

        The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the South Carolina Business Corporation Act of 1988, as amended (the “Act”), and any amendment or supplement thereto (a “Preferred Stock Designation”), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

ARTICLE FOUR
CONTROL SHARES

        The provisions of Chapter 2, Title 35 of the Code of Laws of South Carolina 1976, as amended, do not apply to control share acquisitions of shares of the Corporation. Notwithstanding any other provision contained in these Articles of Incorporation or the Bylaws, however, the following provisions shall apply to the Corporation:

(a) Beneficial Ownership Limitation. No person shall make a Control-Share Acquisition by directly or indirectly offering to acquire, or acquiring the beneficial ownership of, more than ten percent (10%) of any class of an equity security of the Corporation. In the event a Control-Share Acquisition is made in violation of this Article Four, all stock beneficially owned by any person in excess of ten percent (10%) shall be considered “excess stock” and shall not be counted as stock entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote including any vote pursuant to this Article Four.

(b) Definitions. The following definitions apply:

(i)	Control Shares. Shares that, except for this Article Four, would have voting power with respect to shares of the Corporation that, when added to all other shares of the Corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of the Corporation in the election of directors in excess of ten percent (10%) of all voting power.

(i)	Control-Share Acquisition.

(A) “Control-Share Acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding Control Shares.

(B) Shares acquired within ninety (90) days or shares acquired pursuant to a plan to make a Control-Share Acquisition are considered to have been acquired in the same acquisition.

(C) A person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Four has voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others.

(D) The acquisition of any shares of the Corporation does not constitute a Control-Share Acquisition if the acquisition is consummated in any of the following circumstances: (1) pursuant to the laws of descent and distribution; (2) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article Four; (3) pursuant to a merger or consolidation if the Corporation is a party to the agreement of merger or consolidation and such merger or consolidation was approved by a majority of the disinterested directors of the Corporation; or (4) pursuant to any savings, employee stock ownership, or other employee benefit plan of the Corporation or any of its subsidiaries or any fiduciary with respect to any such plan when acting in such fiduciary capacity.

(E) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article Four by or from: (1) any person whose voting rights had previously been authorized by shareholders or directors in compliance with this Article Four or (2) any person whose previous acquisition of shares of the Corporation would have constituted a Control-Share Acquisition but for subsection (D) does not constitute a Control-Share Acquisition, unless the acquisition entitles any person, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of the voting power otherwise authorized.

(iii) Interested Shares. Shares of the Corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Corporation in the election of directors: (A) an acquiring person or member of a group with respect to a Control-Share Acquisition; (B) any officer of the Corporation; or (C) any employee of the Corporation who is also a director of the Corporation.

(c) Notice of Control-Share Acquisition. Any person who proposes to make or has made a Control-Share Acquisition may at the person’s election deliver an acquiring person statement to the Corporation at the Corporation’s principal office. The acquiring person statement must set forth all of the following:

(i) The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining Control Shares.

(ii) A statement that the acquiring person statement is given pursuant to this Article Four.

(iii) The number of shares of the Corporation owned, directly or indirectly, by the acquiring person and each other member of the group.

(iv) The range of voting power under which the Control-Share Acquisition falls or would, if consummated, fall.

(v) If the Control-Share Acquisition has not taken place: (A) a description in reasonable detail of the terms of the proposed Control-Share Acquisition; and (B) representations of the acquiring person, together with a statement, in reasonable detail, of the facts upon which they are based, that the proposed Control-Share Acquisition, if consummated, will not be contrary to law and that the acquiring person has the financial capacity to make the proposed Control-Share Acquisition.

(d) Shareholder Meeting to Determine Control-Share Voting Rights.

(i) If the acquiring person so requests at the time of delivery of an acquiring person statement and gives an undertaking to pay the Corporation’s expenses of a special meeting, within ten (10) days thereafter, the directors of the Corporation or others authorized to call such a meeting under the Bylaws shall call a special meeting of shareholders of the Corporation for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the Control-Share Acquisition.

(ii) Unless the acquiring person agrees in writing to another date, the special meeting of shareholders shall be held within fifty (50) days after receipt by the Corporation of the request.

(iii) If the acquiring person so requests in writing at the time of delivery of the acquiring person statement, the special meeting must not be held sooner than thirty (30) days after receipt by the Corporation of the acquiring person statement.

(iv) If no request is made, the voting rights to be accorded the shares acquired in the Control-Share Acquisition shall be presented to the next special or annual meeting of the shareholders.

(e) Notice of Shareholder Meeting.

(i) If a special meeting is requested, notice of the special meeting of shareholders shall be given as promptly as reasonably practicable by the Corporation to all shareholders of record as of the record date set for the meeting, whether or not entitled to vote at the meeting.

(ii) Notice of the special or annual shareholder meeting at which the voting rights are to be considered must include or be accompanied by both of the following: (A) a copy of the acquiring person statement delivered to the Corporation pursuant to this Article Four and (B) a statement by the Board of Directors, authorized by its directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control-Share Acquisition.

       (f)        Resolution Granting Control Share Voting Rights.

(i) Control Shares acquired in a Control-Share Acquisition have voting rights as were accorded the shares before the Control-Share Acquisition only to the extent granted by resolution approved by a majority of the shares other than the Interested Shares or by seventy-five percent (75%) of eligible members of the Board of Directors excluding any director who is proposing to make a Control-Share Acquisition or who is a member of a group making or proposing to make a Control-Share Acquisition that is not eligible to vote to grant Control Share voting rights.

(ii) To be approved by the shareholders under this subsection, the resolution must be approved by:

(A) Each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series with the holders of the outstanding shares of a class or series being entitled to vote as a separate class; and

(B) Each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding all Interested Shares.

(g) Redemption of Control Shares.

(i) If authorized by the Bylaws and permitted by the Board of Governors of the Federal Reserve Systems regulations, before a Control-Share Acquisition has occurred, Control Shares acquired in a Control-Share Acquisition with respect to which no acquiring person statement has been filed with the Corporation may, at any time during the period ending sixty (60) days after the last acquisition of Control Shares by the acquiring person, be subject to redemption by the Corporation at the fair value thereof pursuant to the Bylaws.

(ii) Control Shares acquired in a Control-Share Acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by the shareholders as provided in subsection (f).

ARTICLE FIVE
DIRECTORS

        The Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Except in case of death, resignation, disqualification, or removal, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election.

ARTICLE SIX
PREEMPTIVE RIGHTS

        The shareholders shall not have any preemptive rights to acquire additional stock in the Corporation.

ARTICLE SEVEN
CUMULATIVE VOTING RIGHTS

        The Corporation elects not to have cumulative voting, and no shares issued by this Corporation may be cumulatively voted for directors of the Corporation (or for any other decision).

ARTICLE EIGHT
REMOVAL OF DIRECTORS

        No director may be removed from the Board of Directors except by the shareholders for cause; provided, that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause.

ARTICLE NINE
NAME AND ADDRESS OF THE SOLE INCORPORATOR

        The sole incorporator is Terresa R. Tarpley whose mailing address is Nelson Mullins Riley & Scarborough, L.L.P., 400 Colony Square, Suite 2200, Atlanta, Georgia 30361.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of July 28, 1995.

/s/ Terresa R. Tarpley
Terresa R. Tarpley
Sole Incorporator

CERTIFICATION

        I, Daniel J. Fritze, an attorney licensed to practice in the State of South Carolina, certify that the Corporation has complied with the requirements of Chapter 2, Title 33 of the Code of Laws of South Carolina 1976, as amended, relating to the Articles of Incorporation.

Date:  July 28, 1995

/s/ Daniel J. Fritze
(Signature)
Nelson Mullins Riley & Scarborough, L.L.P.
1330 Lady Street, Third Floor
Keenan Building
Columbia, South Carolina 29201